Exhibit 4.9

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of this __ day of ________, 20__.

B E T W E E N:

Sears Canada Inc., a corporation incorporated under the Canada Business Corporations Act

(the “Corporation”)

- and -

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(the “Indemnified Party”)

RECITALS:

A.	The Canada Business Corporations Act (the “CBCA”) permits, and in some cases requires, the Corporation to indemnify individuals who are or were directors and/or officers of the Corporation, or who act or acted at the Corporation’s request as directors and/or officers or in a similar capacity of other entities (an “Other Entity”, a term which, for the purposes of this indemnification agreement (the “Agreement”) shall include a corporation or other entity that becomes an Other Entity in the future). In this Agreement:

(i)	each such individual, duly elected or appointed as a director and/or officer, including acting in a capacity similar to director and/or officer of an Other Entity and including an individual who has ceased to be a director and/or officer or to act in any such capacity, is referred to as a “Director” and/or “Officer”, as appropriate;

(ii)	unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders; and

(iii)	unless otherwise indicated, references to sections are to sections in this Agreement;

B.	The Indemnified Party is at present a Director or Officer or both of the Corporation;

C.	Accordingly, the Corporation and the Indemnified Party wish to enter into this Agreement, and in so doing affirm that they intend that all the provisions of this Agreement be given legal effect to the full extent permitted by applicable law.

NOW THEREFORE in consideration of the sum of $1.00 now given by the Indemnified Party to the Corporation, and of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.	Subject to sections 2 and 3, the Corporation agrees to indemnify and save harmless the Indemnified Party:

1.1 from and against all costs, charges and expenses reasonably incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding to which the Indemnified Party is involved by reason of being or having been a Director and or Officer; and

1.2 to the extent such costs, charges and expenses are not otherwise paid by the Corporation or Other Entity, as appropriate, from and against all costs, charges and expenses that the Indemnified Party may reasonably incur as a result of carrying out the Indemnified Party’s duties as a Director and or Officer in respect of the Indemnified Party’s reasonable and necessary travel, lodging or accommodation costs, charges or expenses.

2.	Indemnification under section 1 shall be made only if the Indemnified Party:

2.1 acted honestly and in good faith with a view to the best interests of either the Corporation or the Other Entity, as the case may be; and

2.2 in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

Sections 2.1 and 2.2 are referred to in this Agreement as the “Standards of Conduct”.

3.	In respect of an action by or on behalf of the Corporation or an Other Entity to procure a judgment in its favour to which the Indemnified Party is made a party by reason of being or having been a Director and/or Officer, indemnification under section 1 shall be made only after obtaining approval of the court having jurisdiction.

4.	For the purposes of this Agreement:

4.1 “proceeding” shall include a claim, demand, suit, action, proceeding or investigation, whether threatened in writing, pending, commenced, continuing or completed, and any appeal or appeals therefrom;

4.2 “costs, charges and expenses” shall include:

4.2.1 subject to section 9, an amount paid to settle an action or satisfy a judgment, except in respect of an action to which section 3, above, is applicable;

4.2.2 a fine, penalty, levy or charge paid to any domestic or foreign government (federal, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rule-making entity having jurisdiction in the relevant circumstances (collectively, a “Governmental Authority”), including as a result of a breach or alleged breach of any statutory or common law duty imposed on directors or officers or of any law, statute, rule or regulation or of any provision of the articles, by-laws or any resolution of the Corporation or an Other Entity;

4.2.3 an amount paid to satisfy a liability arising as a result of the failure of the Corporation or an Other Entity to pay wages, vacation pay and any other amounts that may be owing to employees or to make contributions that may be required to be made to any pension plan, retirement income plan or other benefit plan for employees or to remit to any Governmental Authority payroll deductions, income taxes or other taxes, or any other amounts payable by the Corporation or an Other Entity; and

4.2.4 reasonable legal costs on a solicitor and his own client basis, including those incurred in enforcing the Indemnified Party’s rights under this Agreement; and

4.3 the Indemnified Party shall be considered to be “involved” in any proceeding if the Indemnified Party has any participation whatsoever in such proceeding, including merely as a witness.

5.	Upon the Indemnified Party becoming aware of any proceeding which may give rise to indemnification under this Agreement, the Indemnified Party shall give written notice to the Corporation, directed to its (a) Chief Executive Officer or President and (b) General Counsel, as soon as is practicable, provided however that failure to give notice in a timely fashion shall not disentitle the Indemnified Party to indemnification unless the Corporation suffers actual prejudice by reason of the delay.

6.	The Corporation may conduct any investigation it considers appropriate of any proceeding of which it receives notice under section 5, and shall pay all costs of that investigation.

7.	The parties wish to facilitate the payment by the Indemnified Party of ongoing costs in connection with matters for which indemnification under this Agreement is provided. Accordingly, the parties agree as follows:

7.1 subject to section 7.2, the Corporation shall, upon demand, make advances (“Expense Advances”) to the Indemnified Party of all reasonable amounts for which the Indemnified Party seeks indemnification under this Agreement before the final disposition of the relevant proceeding. In connection with such demand, the Indemnified Party shall provide the Corporation with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the Standards of Conduct, along with sufficient particulars of the costs, charges and expenses to be covered by the proposed Expense Advance to enable the Corporation to make an assessment of their reasonableness;

7.2 the Corporation shall make Expense Advances to the Indemnified Party in accordance with the provisions of the CBCA; and

7.	7.3 the Indemnified Party shall execute a separate undertaking which shall set out the Indemnified Party’s acknowledgement and agreement to repay to the Corporation, upon demand, all Expense Advances in the event the Indemnified Party has not met the Standards of Conduct.

8.	The indemnities in section 1 shall not apply in respect of any proceeding initiated by the Indemnified Party:

8.1 against the Corporation or an Other Entity, unless it is brought to establish or enforce any right under this Agreement;

8.2 against any Director or Officer unless the Corporation or the Other Entity, as the case may be, has joined in or consented to the initiation of such proceeding; or

8.3 against any other corporation, partnership, trust, joint venture, unincorporated entity or person, unless it is a counterclaim.

9.	The Corporation shall be entitled to participate, at its own expense, in the defence of the Indemnified Party in any proceeding. If the Corporation so elects after receipt of notice of a proceeding, or the Indemnified Party in that notice so directs, the Corporation shall assume control of the negotiation, settlement or defence of the proceeding, in which case the defence shall be conducted by counsel chosen by the Corporation and reasonably satisfactory to the Indemnified Party. If the Corporation elects to assume control of the defence, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of the proceeding and to retain counsel to act on the Indemnified Party’s behalf, in which case the Corporation shall reimburse the Indemnified Party for any fees and disbursements of that counsel if a conflict of interests has arisen between the Corporation and the Indemnified Party. Notwithstanding anything contained herein, the Corporation shall not be responsible for fees and expenses of more than one counsel separate from counsel for the Corporation for all Directors and Officers in connection with any action or separate but similar or related actions arising out of the same general allegations or circumstances. The Indemnified Party and the Corporation shall cooperate fully with each other and their respective counsel in the investigation related to, and defence of, any proceeding and shall make available to each other all relevant books, records, documents and files and shall otherwise use their best efforts to assist each other’s counsel to conduct a proper and adequate defence.

10.	In respect of the settlement of any proceeding, the parties agree as follows:

10.1 the Corporation may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) enter into an agreement to settle any proceeding involving the Indemnified Party;

10.2 if the Indemnified Party refuses after requested by the Corporation, acting reasonably, to give consent to the terms of a proposed settlement in accordance with section 10.1 which is otherwise acceptable to the Corporation, the Corporation may require the Indemnified Party to negotiate or defend the Claim independently of the Corporation. In that case, any amount recovered by the claimant in excess of the amount for which settlement could have been made by the Corporation shall not be recoverable under this Agreement, and the Corporation will only be responsible for costs, charges and expenses up to the time at which settlement could have been made;

10.3 the Corporation shall not be liable for any settlement of any proceeding effected without its prior written consent (which consent shall not be unreasonably withheld or delayed);

10.4 the Indemnified Party shall have the right to negotiate a settlement in respect of any proceeding, provided that unless the Corporation has approved the settlement, the Indemnified Party shall pay any compensation or other payment to be made under the settlement and the costs of negotiating and implementing the settlement, and shall not seek indemnity from the Corporation in respect of such compensation, payment or costs; and

10.5 the settlement of a proceeding shall not create a presumption that the Indemnified Party did not meet or would not have met the Standards of Conduct.

11.	Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation shall pay any amount as may be necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for such tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.

12.	Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

13.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.	This Agreement shall survive until six years after the Indemnified Party has ceased to be a Director or Officer.

15.	Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

16.	This Agreement shall enure to the benefit of the Indemnified Party and the Indemnified Party’s heirs, administrators, executors and personal representatives and shall be binding upon the Corporation and its successors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

INDEMNIFIED PARTY	SEARS CANADA INC.

by:
Name:		Name:
Position:		Title:

by:
Name:
Title: